As filed with the Securities and Exchange Commission on October 17, 2017.

Registration No. 333-182610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wolverine Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-3939016 (I.R.S. Employer Identification Number)
5710 Eastman Avenue Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)

Wolverine Bancorp, Inc.
2012 Equity Incentive Plan
(Full title of the plan)

Craig M. Dwight
Chairman and Chief Executive Officer
Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
(Name and address of agent for service)

(219) 874-9272
(Telephone number, including area code, of agent for service)

With copies to:
Curt W. Hidde, Esq.
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204
(317) 231-7707

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister unsold securities of Wolverine Bancorp, Inc., a Maryland corporation (“Wolverine”), that were registered on a Registration Statement on Form S-8 (File No. 333-182610) filed by Wolverine with the Securities and Exchange Commission on July 10, 2012 (the “Registration Statement”). The Registration Statement registered 351,050 shares of common stock, par value $0.01 per share, of Wolverine and 250,750 stock options under the Wolverine Bancorp, Inc. 2012 Equity Incentive Plan.

Wolverine entered into an Agreement and Plan of Merger dated June 13, 2017 with Horizon Bancorp (“Horizon”), an Indiana corporation, pursuant to which Wolverine was merged with and into Horizon (the “Merger”). The Merger was consummated and became effective on October 17, 2017.

In connection with the Merger, Horizon, as successor to Wolverine, has terminated all offerings of Wolverine’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings contained therein, Horizon hereby removes from registration any and all securities of Wolverine registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Michigan City, Indiana, on October 17, 2017.

HORIZON BANCORP as successor to Wolverine Bancorp, Inc.

By:	/s/ Mark E. Secor
Mark E. Secor, Executive Vice President & Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.